Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alpha Cognition Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value to be issued pursuant to options to be granted under the Plans	Rule 457(c) and (h)	9,771,740	(1)(2)	$0.395	(3)	$3,859,837.30	$153.10 per $1,000,000	$590.94
Equity	Common Shares, no par value to be issued pursuant to outstanding options under the Plans	Rule 457(h)	20,399,367	(1)(4)	$0.17	(6)	$3,467,892.39	$153.10 per $1,000,000	$530.93
Total Offering Amounts							$7,327,729.69		$1,121,87
Total Fee Offsets									-
Net Fee Due									$1,121.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Shares, no par value (the “Common Stock”) of Alpha Cognition Inc. (the “Registrant”) that become issuable under the 2022 Stock Option Plan and 2023 Stock Option Plan (the “Plans”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)	Represents Common Stock to be issued upon exercise of options to be granted under the Plans.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on OTCQB, on October 14, 2024.

(4)	Represents Common Stock to be issued upon exercise of outstanding options granted under the Plans.

(5)	Based on the weighted average exercise price of the outstanding options of $0.17.